                 [LETTERHEAD OF KYSOR INDUSTRIAL CORPORATION]

                                                                      EXHIBIT 13

                               February 7, 1997



To:  Employee Stock Purchase Plan Participants:

          As you are aware, K Acquisition Corp., a Michigan corporation and indirect wholly-owned subsidiary of Scotsman Industries, Inc., a Delaware corporation, has commenced a tender offer to purchase all outstanding shares of Common Stock, par value $1 per share, and the associated common share purchase rights, and Series A Convertible Voting Preferred Stock, $24.375 stated value per share, of Kysor Industrial Corporation (the "Company") at $43.00 per share net to the seller in cash (without interest). The tender offer commenced February 7, 1997 and will expire on March 7, 1997, unless extended.

          As a result of this tender for all of the Company's shares, any amounts withheld under the Employee Stock Purchase Plan by employees for pay periods ending from February 7, 1997 through March 7, 1997, or a later date to coincide with the expiration of the tender offer, will be held by the Company, as Plan Trustee, in each employee's cash account. Upon expiration of the tender offer, the Plan Trustee will notify all Employee Stock Purchase Plan participants of the outcome of the tender offer and request instructions regarding the disposition of each participant's cash account.

          During this suspension period, participants are permitted to sell shares of the Company's Common Stock from their accounts as described in the Employee Stock Purchase Plan.

          If you held shares of the Company's Common Stock in your Employee Stock Purchase Plan account on February 6, 1997, you will find materials enclosed from Old Kent Bank (the Plan Administrator) regarding whether you wish to accept or reject the $43.00 offer. PLEASE REVIEW THESE MATERIALS CAREFULLY AND RETURN THE INSTRUCTION PAGE TO OLD KENT BANK BY WEDNESDAY, MARCH 5, 1997.

                                       Sincerely,


                                       /s/ Terry M. Murphy
                                       Terry M. Murphy
                                       Vice President,
                                       Chief Financial Officer

                          OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                      AND
                  SERIES A CONVERTIBLE VOTING PREFERRED STOCK
                                       OF

                          KYSOR INDUSTRIAL CORPORATION
                                       AT
                              $43.00 NET PER SHARE
                                       BY
                              K ACQUISITION CORP.,
                     an indirect wholly owned subsidiary of
                           SCOTSMAN INDUSTRIES, INC.
--------------------------------------------------------------------------------
 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
YORK CITY TIME ON FRIDAY, MARCH 7, 1997, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------
                                                                February 7, 1997

To Participants in the Kysor Industrial Corporation
Employee Stock Purchase Plan:

     Enclosed for your consideration are the Offer to Purchase, dated February 7, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer"), relating to an offer by K Acquisition Corp., a Michigan corporation (the "Offeror") and an indirect wholly owned subsidiary of Scotsman Industries, Inc., a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, $1.00 par value, of Kysor Industrial Corporation, a Michigan corporation (the "Company"), including the associated common share purchase rights, issued pursuant to the Rights Agreement dated as of April 26, 1996, as amended, between the Company and Harris Trust and Savings Bank, as successor Rights Agent (collectively, the "Common Shares"), and all outstanding shares of Series A Convertible Voting Preferred Stock, $24.375 stated value per share (the "ESOP Preferred Shares" and together with the Common Shares, the "Shares") at a purchase price of $43.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger dated as of February 2, 1997, among Parent, the Offeror and the Company (the "Merger Agreement").

     WE ARE THE HOLDER OF RECORD OF COMMON SHARES HELD FOR YOUR ACCOUNT AS A PARTICIPANT IN THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN (THE "PLAN"). A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD IN ACCORDANCE WITH THE TERMS OF THE PLAN, TO THE EXTENT CONSISTENT WITH APPLICABLE LAWS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD IN YOUR PLAN ACCOUNT.

     Accordingly, we request information as to whether you wish to have us tender any or all of the Common Shares held in your Plan account, upon the terms and conditions set forth in the Offer.

Please note the following:

          1. The tender price is $43.00 per Share, net to the seller in cash, without interest.

          2.  The Offer is being made for all of the outstanding Shares.

          3. The Offer and withdrawal rights will expire at 12:00 Midnight, Michigan time, on March 7, 1997, unless the Offer is extended.

          4. The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which would constitute a majority of the outstanding Shares at the date of the expiration of the Offer (assuming the exercise of all options to purchase Shares outstanding at the expiration date of the Offer). The Offer is also subject to the other terms and conditions in the enclosed Offer to Purchase. The Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission and subject to the limitations set forth in the Merger Agreement, to waive any of the conditions to the Offer.

          5. Common Shares in Plan accounts as to which we have not received instructions from Participants will not be tendered in the Offer.

          If you wish to have us tender any or all of the Common Shares held in your Plan account, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instruction to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. PLEASE FORWARD YOUR INSTRUCTIONS TO US SO THAT THEY ARE RECEIVED BY US NO LATER THAN 5:00 P.M. MICHIGAN TIME, ON MARCH 5, 1997, TO
ALLOW US AMPLE TIME TO TENDER YOUR SHARES ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by Morgan Stanley & Co. Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.
                                   Very truly yours,

                                    /s/ Old Kent Bank
                                    Old Kent Bank

                          INSTRUCTION WITH RESPECT TO
                        THE OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      AND
                  SERIES A CONVERTIBLE VOTING PREFERRED STOCK
                                      OF
                         KYSOR INDUSTRIAL CORPORATION

To Old Kent Bank:

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated February 7, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer"), in connection with the offer by K Acquisition Corp., a Michigan corporation (the "Offeror") and an indirect wholly-owned subsidiary of Scotsman Industries, Inc., a Delaware corporation, to purchase all outstanding shares of Common Stock, $1.00 par value, of Kysor Industrial Corporation, a Michigan corporation (the "Company"), including the associated common share purchase rights, issued pursuant to the Rights Agreement dated as of April 26, 1996, as amended, between the Company and Harris Trust and Saving Bank, as successor Rights Agent (collectively, the "Common Shares") and all outstanding shares of Series A Convertible Voting Preferred Stock, $24.375 stated value per share.

     This will instruct you to tender to the Offeror the number of Common Shares indicated below (or if no number is indicated below, all Common Shares) which are held by you for the account of the undersigned upon the terms and subject to the conditions set forth in the Offer.

NOTE: Shares in Plan accounts as to which we have not received instructions will NOT be tendered in the Offer.

Number of Shares to be Tendered: /1/ _____           SIGN HERE

                                              ---------------------------------

                                              ---------------------------------
                                                     Signature(s)

                                              ---------------------------------

                                              ---------------------------------
                                                     Print Name(s)

                                              ---------------------------------
                                              Area Code and Telephone Number(s)

                                              ---------------------------------
                                              Taxpayer Identification or Social
                                              Security Number(s)




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          /1/ Unless otherwise indicate, it will be assumed that all Common
Shares held by us for your account are to be tendered.